Exhibit 4.14

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
ST. PAUL CAPITAL TRUST II

THIS Certificate of Amendment to Certificate of Trust (the “Amendment”) of St. Paul Capital Trust II (the “Trust”) is being duly executed as of June 28, 2004 and filed on behalf of the Trust by each of the undersigned, as trustees, to amend the Certificate of Trust of the Trust which was filed on November 14, 2001 (the “Certificate of Trust”), with the Secretary of State of the State of Delaware under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

Name.               The name of the statutory trust amended hereby is St. Paul Capital Trust II.

Amendment.                            The Certificate of Trust is hereby amended by changing the name of the Trust to St. Paul Travelers Capital Trust II.

Effective Date.  This Amendment shall be effective upon filing.

IN WITNESS WHEREOF, each of the undersigned, as trustees of the Trust, have executed this Amendment in accordance with Section 3811(a)(2) of the Act.

CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION, as Delaware Trustee

By:	/s/ John J. Cashin
Name: John J. Cashin
Title: Vice President

By:	/s/ Bruce A. Backberg
Name: Bruce A. Backberg, as Administrative Trustee